Exhibit 35.2

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, Barbara Campbell, an authorized officer of Washington Mutual Mortgage Securities Corp. (the “Administrative Agent”), do hereby certify to Long Beach Securities Corp. (the “Depositor”) and Washington Mutual Bank (the “Servicer”), pursuant to the Administrative Agent Agreement dated as of April 1, 2006 (the “Servicing Agreement”) by and between Long Beach Mortgage Company, as servicer and predecessor in interest to the Servicer, and the Administrative Agent the following with respect to Long Beach Mortgage Loan Trust 2006-A for the 2006 fiscal year  (the “Relevant Year”):

1.         A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.         To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.

Dated as of February 22, 2007.

__/s/ Barbara Campbell________________ Name: Barbara Campbell Title: First Vice President